EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm as “Experts” in the Registration Statement on Form S-8 pertaining to the First California 2007 Omnibus Equity Incentive Plan of First California Financial Group, Inc. and to the incorporation by reference therein of our report dated March 30, 2007, with respect to the balance sheet of First California Financial Group, Inc. as of December 31, 2006, and the related statements of changes in shareholder’s equity and cash flows for the period from June 7, 2006 (inception) to December 31, 2006, appearing in the Annual Report on Form 10-K of First California Financial Group, Inc. for the year ended December 31, 2006.

/s/ Moss Adams LLP

Los Angeles, California

July 10, 2007